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                                  EXHIBIT 22.1


                           SUBSIDIARIES OF REGISTRANT

Novellus Systems, Ltd. (U.K.)
Novellus Systems, B.V. (Netherlands)
Nippon Novellus Systems, K.K. (Japan)
Novellus Systems Korea Co., Ltd. (Korea)
Novellus Systems (H.K.) Limited (Hong Kong)
Novellus Systems International (U.S.)
Novellus Systems Export Inc. (Barbados)
Novellus Singapore PTE Ltd. (Singapore)
Novellus Systems Semiconductor Equipment Shanghai Co. Ltd (China)
Novellus Systems, Thailand Ltd. (Thailand)
Novellus Systems, GMBH (Germany)
Novellus Systems, SARL (France)